Exhibit 99.1

Media Contact Chris Muller PAETEC (585) 340-8218 christopher.muller@paetec.com	Investor Contact Pete Connoy PAETEC (585) 340-2649 peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Prices $300 Million of

8 7/8% Senior Secured Notes due 2017

FAIRPORT, N.Y. (January 8, 2010) – PAETEC Holding Corp. (NASDAQ GS: PAET) announced today that it has priced $300 million aggregate principal amount of its 8 7/8% senior secured notes due 2017 in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in reliance on Regulation S under the Securities Act.

The net proceeds from the offering will be used to repay loans outstanding under PAETEC’s existing credit facilities, to pay related fees and expenses and for general corporate purposes.

The closing of the offering is expected to occur on or about January 12, 2010, subject to satisfaction of customary closing conditions.

The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.